UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Ashford Hospitality Prime, Inc.

(Name of Registrant as Specified in Its Charter)

Sessa Capital (Master), L.P.

Sessa Capital GP, LLC

Sessa Capital IM, L.P.

Sessa Capital IM GP, LLC

John E. Petry

Lawrence A. Cunningham

Philip B. Livingston

Daniel B. Silvers

Chris D. Wheeler

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 15, 2016, Sessa Capital (Master), L.P. for and on its own behalf and on behalf of the other Participants (as defined below) issued a press release announcing that it intends to nominate five directors at the 2016 annual meeting of stockholders (the “Annual Meeting”) of Ashford Hospitality Prime, Inc., a Maryland corporation. The press release follows:

SESSA CAPITAL, ONE OF ASHFORD HOSPITALITY PRIME’S LARGEST SHAREHOLDERS, NOMINATES CONTROL SLATE OF FIVE HIGHLY QUALIFIED DIRECTOR CANDIDATES FOR ELECTION TO BOARD AT 2016 ANNUAL MEETING

Believes Overhaul of Board is Needed to Revive Stalled Strategic Review Process and

to Remedy Poor Corporate Governance and Conflicts of Interest

New York, NY, – January 15, 2016 – Sessa Capital (Master), L.P. (“Sessa”), owner of 8.2% of the outstanding common shares of Ashford Hospitality Prime, Inc. (NYSE: AHP) (“Ashford Prime” or the “Company”) and Ashford Prime’s third largest shareholder, today announced it will nominate a slate of five highly-qualified, independent directors for election at the Company’s 2016 Annual Meeting of Stockholders.

Sessa’s nominees will be Larry Cunningham, Phil Livingston, John Petry, Daniel Silvers and Chris Wheeler.

Sessa believes corporate governance failures have been an unshakable burden on Ashford Prime since it started trading as a public company in November 2013 and have only worsened over time. Therefore, Sessa has concluded that a sale process on a level playing field for all potential bidders is the best way to maximize value for all shareholders.

Despite a brief period of outperformance following the Company’s announcement of its decision to pursue strategic alternatives, the stock has since resumed the downward slide it has exhibited since it started trading.

Additionally, since Sessa’s initial investment, the Company has engaged in a number of conflict-of-interest transactions, reflecting poor corporate governance, and remained virtually silent on the status of the strategic review process announced by the Company on August 28, 2015. The Company’s actions appear to benefit Monty Bennett, the Chairman and CEO of the Company and Chairman and CEO of its external manager Ashford Inc., at the expense of all shareholders.

Despite Sessa’s repeated calls for the Company to address its corporate governance deficiencies and reverse the series of shareholder-unfriendly actions that have exacerbated the conflicts of interest inherent in Ashford Prime’s organizational structure, the Company has only made matters worse.

Since June 2015, Ashford Prime has:

•            Amended its advisory agreement with Ashford Inc., an entity dominated by Mr. Bennett, in an attempt to impose a large termination fee if shareholders elect directors not acceptable to Ashford Inc.;

•            Completed a share issuance dilutive to the Chairman’s own subsequent estimate of NAV in order to purchase an asset at a cap rate much richer than its own properties are valued by the market; and

•            Purchased $16.6 million of stock in Ashford Inc. at a 59% premium at the time and an 88% premium to yesterday’s close.

The termination fee payable to Ashford Inc. undercuts the integrity of the strategic review process. Management has estimated the termination fee to be up to $5 per share, or nearly 50% of the Company’s $11.21 closing share price as of January 14, 2016. Quite simply, this fee makes a fair strategic process virtually impossible. The estimated fee is about 17 times the Company’s annualized base advisory fee paid to Ashford Inc. Sessa believes a customary fee in the industry would be less than 1/5 that amount. If management’s numbers are correct, the Company would likely pay more to terminate the advisory agreement than it would pay in base fees for the remainder of the agreement’s entire 10-year term based on the Company’s current market capitalization.

Rather than use the three separate renegotiations of the advisory agreement in the past two years to fix the problems relating to the fee, the Company’s Board appears to have conceded to amendments which, as a whole, have significantly broadened and worsened the fee – to the Company’s detriment and to Ashford Inc.’s benefit. In fact, the Bennett family’s potential ownership of more than half of Ashford Inc. leaves them the primary beneficiaries of this termination fee, with the Bennetts’ proportional interest in the termination fee approaching $100 million.

John Petry, Sessa’s Founder and Managing Partner, commented: “Having witnessed Ashford Prime’s Board and management disenfranchise shareholders and take one self-serving action after another, the time for change and accountability at the Board-level has come. In our view, the only chance for a successful, fair and transparent strategic alternatives process requires independent, highly-qualified directors to oversee its execution. Our slate is comprised of such individuals that are not beholden to Monty Bennett, who has presided over a loss of approximately 45% of the Company’s share value since trading began. Our slate, if elected, would immediately pursue all options for renegotiating the termination fee, addressing the potential conflicts of interest, accelerating the strategic review process and seeking to eliminate the Company’s persistent discount to its net asset value.”

Nominee Bios

Lawrence A. Cunningham	Lawrence A. Cunningham is an expert on corporate governance and related matters, having published over forty related research articles, as well as dozens of other works on matters of corporate governance in such periodicals as Directors & Boards, The New York Times, and The Wall Street Journal. He is the Henry St. George Tucker III Research Professor at The George Washington University Law School in Washington D.C. and Executive Board Member of the University’s Center for Law, Economics and Finance (C-LEAF), and the Director of C-LEAF in New York. Previously, Mr. Cunningham served as Associate Dean of Boston College Law School and Director of the Samuel and Ronnie Heyman Center on Corporate Governance at Cardozo School of Law in New York City. Consulting assignments have included corporate governance matters for companies such as Bacardi, Charter Communications, and the Securities Investor Protection Corporation. Prior to his twenty years of writing and teaching, Mr. Cunningham served as of counsel for Roberts, Sheridan & Kotel for seven years and practiced corporate law with Cravath, Swaine & Moore for six years, engaging in the areas of governance, securities, and mergers and acquisitions in both roles. Mr. Cunningham has also authored a number of books, including The Essays of Warren Buffett: Lessons for Corporate America, in collaboration with Warren Buffett. He is a Member of the Dean’s Council of Lerner College of Business of the University of Delaware and a recent nominee to the Editorial Board of the Museum of Financial History in New York. Mr. Cunningham received a Bachelor’s degree in economics from the University of Delaware and a J.D. from Cardozo School of Law in New York City.

Philip Livingston	Philip Livingston has significant public and private company board experience having served as a director for Broadsoft Corporation, Insurance Auto Auction, Cott Corporation, MSC Software and Seitel Inc. He is currently a director of SITO Mobile and Rand Worldwide Inc. and most recently served as Chief Executive Officer and a director of Ambassadors Group, a provider of People To People educational travel services from May 2014 to October 2015. Prior to joining Ambassadors Group, he was Chief Executive Officer of LexisNexis Web Based Marketing Solutions until October 2013. Previously, Mr. Livingston served as Chief Financial Officer for Celestial Seasonings, Inc., Catalina Marketing Corporation and World Wrestling

Entertainment. From 1999 to 2003 he served as President of Financial Executives International, the leading professional association of chief financial officers and controllers. In that role he led the organization’s support of regulatory and corporate governance reforms culminating in the Sarbanes-Oxley Act. Mr. Livingston earned a BA in Business Management and a BS in Government and Politics from the University of Maryland and a MBA in Finance and Accounting from the University of California, Berkeley.

John Petry	John Petry founded Sessa Capital in November 2012 and is the sole portfolio manager responsible for portfolio management, risk management, and overseeing research. Prior to launching Sessa Capital, Mr. Petry was a Principal at Columbus Hill Capital Management from November 2010 to February 2012, an opportunistic credit hedge fund that focused on distressed investing. Previously, he was a Partner at Gotham Capital from 1997 to October 2010, where he employed a value-based approach to investing. During that time, Mr. Petry managed hedge fund Sissa Capital. Prior to Gotham Capital, he was an Analyst at Opus Capital, a value-oriented hedge fund, from 1995 to 1997 and an Associate at Conning and Company from 1993 to 1995. Mr. Petry graduated from University of Pennsylvania, Wharton School, with a B.S in Economics in 1993.

Daniel B. Silvers	Daniel B. Silvers brings significant operational and investing experience in the hospitality sector. He is the Founder and Managing Member of Matthews Lane Capital Partners LLC. He currently serves on the boards of directors of Forestar Group Inc. and India Hospitality Corp. He has previously served on the boards of directors of International Game Technology, Universal Health Services, Inc. and bwin.party digital entertainment plc, as well as serving as President of Western Liberty Bancorp, an acquisition-oriented company which bought and recapitalized Service1st Bank of Nevada, a community bank in Las Vegas, NV. In 2015, Mr. Silvers was featured in the National Association of Corporate Directors’ “A New Generation of Board Leadership: Directors Under Age 40” list of emerging corporate directors. Prior to founding Matthews Lane, Mr. Silvers was the President of SpringOwl Asset Management LLC, having joined a predecessor entity in 2009. Previously, Mr. Silvers was a Vice President at Fortress Investment Group, a leading global alternative asset manager, where he worked from 2005 to 2009. Prior to joining Fortress, he was a senior member of the real estate, gaming and lodging investment banking group at Bear, Stearns & Co. Inc., where he worked from 1999 to 2005. Mr. Silvers holds a B.S. in Economics and an M.B.A. in Finance from The Wharton School of the University of Pennsylvania. He has also received a Corporate Governance certification through the Director Education & Certification Program at the UCLA Anderson School of Management. Mr. Silvers is active in a number of not-for-profits, including Horace Mann School, University of Pennsylvania and UJA-Federation of New York.

Chris D. Wheeler	Chris D. Wheeler has over thirty-five years of experience in real estate M&A, development, management and financing. He is the former Chairman and Chief Executive Officer of Gables Residential Trust, a publicly-traded multifamily REIT, which was sold to ING Clarion in 2005 for $2.8 billion. Most recently, Mr. Wheeler served as a senior real estate advisor to the CEO of a family office and to the senior executives of a Fortune 50 company. Previously, Mr. Wheeler worked at Trammell Crow in a number of roles, most recently as Group Managing Partner for Trammell Crow Residential where he oversaw its multifamily residential operations throughout the Southeast, Mid-Atlantic and Northeast regions. He formerly served as Director on the Executive Committee of the National Multi Housing Council

(NMHC) and on the Board of Governors for the National Association of Real Estate Investment Trusts (NAREIT). Mr. Wheeler graduated with honors from California Institute of Technology with a degree in applied physics and received an MBA from Harvard Business School.

Media Contacts:

Sard Verbinnen & Co

Dan Gagnier / Mark Harnett

212.687.8080

Daniel Goldstein

310.201.2040

Investor Contacts:

Innisfree M&A Incorporated

Scott Winter / Jonathan Salzberger

212.750.5833

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Sessa Capital (Master), L.P. (“Sessa Capital”) and the other Participants (as defined below) intend to make a preliminary filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying proxy card to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2016 annual shareholders meeting of Ashford Hospitality Prime, Inc. (“AHP”).

The participants in the proxy solicitation are anticipated to be Sessa Capital, Sessa Capital GP, LLC, Sessa Capital IM, L.P., Sessa Capital IM GP, LLC, John E. Petry, Lawrence A. Cunningham, Philip B. Livingston, Daniel B. Silvers, and Chris D. Wheeler (collectively, the “Participants”).

SESSA CAPITAL STRONGLY ADVISES ALL STOCKHOLDERS OF AHP TO READ THE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

As of the date of this filing, Sessa Capital owned directly 2,330,726 shares of common stock, $0.01 par value (the “Common Stock”), of AHP. Sessa Capital GP, LLC, as a result of being the sole general partner of Sessa Capital, Sessa Capital IM, L.P., as a result of being the investment adviser for Sessa Capital, Sessa Capital IM GP, LLC, as a result of being the sole general partner of Sessa Capital IM, L.P., and John Petry, as a result of being the manager of Sessa Capital GP, LLC and Sessa Capital IM GP, LLC, may be deemed to be the beneficial owner of Common Stock owned directly by Sessa Capital.